Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

Exhibit 16.1

September 13, 2011

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: TK Star Design, Inc. -- SEC File No. 333-156457

Dear Ladies and Gentlemen:

We have read the statements of TK Star Design, Inc. (the “Company”) in Item 4.01 on Form 8-K dated on or about September 13, 2011 and we are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC